SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2007

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2038 Corte Del Nogal, Suite 110
Carlsbad, CA 92011
(Address of principal executive offices)

760-804-8844
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 23, 2007, our chief executive officer, James B. Panther, II, resigned from all positions previously held in our wholly owned subsidiary, Quest Canada Corporation, a Canadian corporation (“Quest Canada”). The resignation of Mr. Panther was not because of any disagreements with us on matters relating to our operations, policies and practices.

Section 8 - Other Events

Item 8.01 Other Events.

As previously reported in our Form 8-K filed with the Securities and Exchange Commission on February 23, 2007, Quest Canada obtained an Initial Order from the Supreme Court of British Columbia, Canada, pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985 c. C-36 (the “CCAA”). The Initial Order provided Quest Canada the interim relief sought pursuant to the CCAA in order to restructure Quest Canada’s finances during the proceedings and to protect our shareholders and creditors.

On Wednesday April 18, 2007, the Double U Master Fund, LP, as agent for all twenty four remaining secured note holders of Quest Oil Corporation (the “Secured Noteholders”) brought an application in the British Columbia Supreme Court to have the CCAA proceedings terminated. The Court accepted their submissions and ordered that the provisions of the Initial CCAA Order staying creditors from taking action against the Quest Canada be terminated effective noon, Thursday, April 19, 2007.

As the protection granted by the CCAA Order ceased to have any effect, on Monday April 23, 2007 the Secured Noteholders successfully obtained an Order in the Alberta Courts appointing Hardie & Kelly, Inc. of Calgary, Alberta as Receiver Manager of all of Quest Canada's assets and undertakings.

At the present time, the Receiver Manager maintains the right to liquidate all assets of Quest Canada in order to pay back any secured creditors. We have requested of the British Columbia Courts that any valuation of Quest Canada’s assets be shared with the directors of Quest Oil Corporation before any sale is completed by the Receiver Manager. We believe that should the Receiver Manager liquidate all of Quest Canada’s assets, only a fraction of the existing obligations of Quest Canada to its secured creditors will be paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/	Phillip C. Scott ______________
By:	Phillip C. Scott
Its:	Chief Financial Officer